UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 5, 2014

LION BIOTECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	75-3254381
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

21900 Burbank Blvd, Third Floor, Woodland Hills, CA 91367
(Address of principal executive offices and zip code)
(818) 992-3126
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2014, the Compensation Committee of Lion Biotechnologies Inc. (the “Company”) recommended that the Company grant option awards to certain of its executive officers.  The Company’s Board of Directors approved these grants, which consisted of the following awards: Laszlo Radvanyi, Ph.D., the Company’s Chief Scientific Officer was granted options to purchase 32,407 shares; James Bender, Ph.D., the Company’s Vice President--Manufacturing was granted options to purchase 46,666 shares; and Michael Handelman, the Company’s Chief Financial Officer was granted options to purchase 40,000 shares.  These options have an exercise price of $6.25 (the closing price of the Company’s common stock on December 5, 2014), have a ten-year term, and vest over three years as follows: 1/3 of each option will vest on December 5, 2015, and the remaining 2/3 of each option will vest over eight equal quarterly increments after December 5, 2015.  In connection with the foregoing awards, the Company and each grantee will enter into the Company’s customary form of stock option agreement.

The Company’s Compensation Committee also decided on the year-end cash bonus that will be paid to Manish Singh, PhD, the Company’s Chief Executive Officer, and to the other named executive officers of the Company.  These cash bonus payments consist of the following:

•
Under the employment agreement currently in effect between Dr. Singh and the Company, Dr. Singh is eligible to receive an annual incentive cash bonus of up to 30% of the base salary that he earned during the 2014 calendar year.  Dr. Singh’s base salary in 2014 was $350,000.  Based on its evaluation of Dr. Singh’s personal objectives and the Company objectives established by the Compensation Committee, the committee decided that Dr. Singh should be paid $84,000 as his incentive compensation under his employment agreement.

•
The Compensation Committee also approved cash bonus payments to the following executive officers:  Elma Hawkins, Ph.D., the Company’s President and Chief Operating Officer, will receive $59,583; Laszlo Radvanyi, Ph.D. will receive $36,458; James Bender, Ph.D. will receive $52,000; and Michael Handelman will receive $45,000.

The Company’s Board of Directors also approved the foregoing incentive bonus payments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2014	LION BIOTECHNOLOGIES, INC. By:/s/ Michael Handelman_________________ Michael Handelman, Chief Financial Officer